UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 26, 2005
(Date of earliest event reported)

eResearchTechnology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-29100	22-3264604

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30 South 17th Street, Philadelphia, PA	19103

(Address of principal executive offices)	(Zip Code)

215-972-0420

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Executive Compensation

At its meeting on July 26, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of eResearchTechnology, Inc. (the “Company”) amended the 2005 Bonus Plan (“Amended Bonus Plan”), which 2005 Bonus Plan was previously approved in February 2005 (“Original Bonus Plan”). As a result, the Committee took the following actions with respect to the 2005 bonus opportunity of the Company’s named executive officers (as defined in Regulation S-K item 402(a)(3)):

Executive Officer	2005 Bonus Opportunity Pursuant to Original Bonus Plan	2005 Bonus Opportunity Pursuant to Amended Bonus Plan

Joseph Esposito, President and Chief Executive Officer	$263,000	$131,500
Bruce Johnson, Sr. Vice President and Chief Financial Officer	$115,000	$57,500
Jeffrey Litwin, Sr. Vice President and Chief Medical Officer	$115,000	$57,500
Vincent Renz, Sr. Vice President, Client Services and Chief Technology Officer	$115,000	$57,500
Scott Grisanti, Sr. Vice President, Business Development and Chief Marketing Officer	$135,000	$67,500

Bonus Plan

The Committee amended the Original Bonus Plan on July 26, 2005. Bonuses were not earned or paid to the Company’s named executive officers under the Original Bonus Plan. The Amended Bonus Plan is effective beginning on July 1, 2005 and will remain effective through December 31, 2005. All eRT employees that were eligible to participate in the Original Bonus Plan are eligible to participate in the Amended Bonus Plan.

Bonuses payable under the Amended Bonus Plan are determined by the Committee. Bonuses payable to eligible participants are based on a variety of factors, including both objective and subjective criteria. The objective criteria consist of targets for revenue, net income and the revenue projected to be generated by new contracts into which the Company enters with all but certain specified customers during the applicable bonus period, regardless of when the revenue is actually recognized by the Company (the “Contract Revenues”).

For the Company’s named executive officers other than Mr. Grisanti, 50% of the bonus will be based on the extent to which the Company achieves specified revenue targets, and the remaining 50% will be based on the extent to which the Company achieves specified net income targets. For Mr. Grisanti, 80% of the bonus will be based on the extent to which the Company signs contracts that represent specified Contract Revenue targets, 10% will be based on the extent to which the Company achieves specified revenue targets, and the remaining 10% will be based on the extent to which the Company achieves specified net income targets.

The officers will be eligible to receive 80% to 150% of the 2005 bonus opportunity noted in the table above that is allocable to each target category, based on the extent to which the Company achieves the various specified targets.

Bonuses are payable based on the extent to which specified targets have been achieved, with the bonuses (if any) normally being paid within forty-five (45) days after the end of the fiscal year in which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

Notwithstanding the foregoing, the Committee retains the discretion under the Bonus Plan to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, net income and Contract Revenues targets, are achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc.
(Registrant)

Date: August 1, 2005	By: /s/ Bruce Johnson

Bruce Johnson
Chief Financial Officer